Exhibit 99.1

Wednesday, October 31, 2018

HomeTown Bankshares Corporation Reports Strong Third Quarter and Year-To-Date Earnings; Announces Quarterly Cash Dividend of $0.04 per Share

Q3 Earnings Up 45% and 65% YTD

NASDAQ Listing

HomeTown Bankshares Corporation is listed with the NASDAQ Capital Markets under the trading symbol “HMTA”. During Q3 of 2018, the stock closed as high as $16.50 with an average close of $13.40 and most recent closing price of $14.68 on October 30, 2018.

Operating Performance Highlights

●	Core Revenues were up over 9% in Q3 and 6% thru September 30, 2018
●	Net Interest Income was up 7% in Q3 2018 and 7% for the first nine months ended September 30, 2018 vs. 2017
●	Net Interest Margin increased 10 basis points in Q3 to 3.56% at September 30, 2018 from 3.46% at September 30, 2017, and up 7 basis points YTD at September 30, 2018 to 3.55% from 3.48% in 2017
●

Excluding non-recurring income, noninterest income for Q3 2018 was up 3% while YTD non-interest income for the first nine months of 2018 was down 8% due primarily to a YTD reduction in mortgage revenue

●	During the nine months ended September 30, 2018, non-recurring income from BOLI insurance proceeds of $642,000 was offset by a similar increase in certain non-recurring expenses.
●	Net Income Available to Shareholders was up 45% to $1.3 million in Q3 2018 and up 65% to $3.5 million for the first nine months of 2018 from $917,000 and $2.1 million, respectively, in 2017
●	Fully diluted Earnings per Share were up accordingly to $0.23 for the third quarter and $0.60 for the nine months of 2018 from $0.16 and $0.37, respectively, in 2017

Continued Strong Loan and Stable Deposits

●	Total Assets were $559 million at September 30, 2018, an $8 million increase or 2% for the nine months
●	Total Loans were $466 million at September 30, 2018, up $32 million or 7% in Q3 2018 vs. Q3 2017
●	Total Loans were up $22 million or 7% on an annualized basis since December 31, 2017
●	Core Deposits increased 1.4% in Q3 2018 over 2017 and up 3% annualized since December 31, 2017

Credit Quality Remains Sound

●

YTD net charge-offs were $182,000 or 0.05% of average loans and with net recoveries of $6,000 or (0.01)% for Q3 2018 vs. net charge-offs of $505,000 YTD or 0.16% of average loans and $34,000 or 0.03% for Q3 2017

●	Nonperforming assets were 0.83% of total assets at September 30, 2018 vs. 0.77% in 2017
●	Including performing, restructured loans, nonperforming assets amounted to 1.51% of assets at September 30, 2018 vs. 1.49% in Q3 2017
●	Nonaccrual loans remained low at 0.31% of total loans at September 30, 2018 vs. 0.16% of total loans at September 30, 2017

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News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Vance W. Adkins, Executive Vice President and CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Strong Third Quarter and Year-to-Date Earnings; Announces Quarterly Cash Dividend of $0.04 per Share

Q3 Earnings Up 45% and 65% YTD

The Board of Directors declared a cash dividend of $0.04 per common share, payable November 30, 2018, to shareholders of record as of November 15, 2018.

ROANOKE, VA, October 31, 2018 (GLOBE NEWSWIRE) - HomeTown Bankshares Corporation, (NASDAQ:   HMTA), the parent company of HomeTown Bank, reported strong growth in net income available to common shareholders of $1.3 million for the third quarter ended September 30, 2018 and $3.5 million for the nine months ended September 30, 2018 vs. $917,000 and $2.1 million for comparable periods in 2017.  Total assets were up slightly in Q3 2018 from the prior quarter to $559 million and up $7.3 million over the prior year from $551 million at September 30, 2017 with continued solid growth in loans and core deposits.  Earnings per share on a fully diluted basis were $0.23 for the third quarter and $0.60 per share for the first nine months of 2018, up nicely from $0.16 and $0.37 per share, respectively, for the third quarter and first nine months of 2017.

"We are very pleased with our continued, strong earnings growth during the third quarter and for the first nine months of 2018. Solid growth in loans and core deposits, increases in interest rates, an improved net interest margin, and a reduction in the provision for loan losses contributed to a 45% increase in net income for the quarter. Non-recurring income and an improvement in the corporate tax rate for both quarters, contributed to a 65% increase in net income for the first nine months of 2018," said Susan K. Still, President and CEO.  "With continued strength in the economy, strong credit quality, and control of non-interest expenses, we would anticipate a favorable lending environment and successful access to core deposits for the remainder of the year," she continued.

Revenue

Core revenues increased 9% during third quarter of 2018 and 6% for the first nine months of 2018 due to solid loan growth and rising interest rates. Core revenue amounted to $6.5 million during the third quarter and $18.9 million for the first nine months of 2018, before non-recurring income of $702,000, which compared to $6.0 million and $17.8 million, respectively, in 2017. Higher core revenues were generated predominantly from commercial lines and loans, commercial real estate loans, personal lines and loans, private banking loans as well as non-interest income from credit and debit card interchange, treasury, and merchant services. Year to date mortgage revenue of $587,000 trailed 2017 mortgage revenue by 19% due to the significant drop in refinancing mortgages due to a rising rate environment over the past year.

Net Interest Income

Net interest income increased 7% or $331,000 for the third quarter while year-to-date in 2018 grew $879,000 to $14.0 million at September 30, 2018. Higher loan volume and an increase in interest rates, offset by a smaller increase in deposit costs, also resulted in a 10 basis point increase in the Net Interest Margin for the third quarter of 2018 over 2017 and a 7 basis point improvement for the first nine months of 2018 over 2017. Net interest income should continue to grow with higher loan volume and increasing interest rates along with the growth in lower-cost core deposits and controlled mix of deposits, resulting in continued improvement in the net interest margin.

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Noninterest Income

Total noninterest income amounted to $764,000 in Q3 2018 vs. $757,000 for the same period in 2017 due primarily to higher ATM and interchange income slightly offset by lower mortgage income.  Year-to-date noninterest income amounted to $2.9 million at September 30, 2018, up from $2.5 million for a comparable period in 2017 due primarily to non-recurring income from the recognition of a gain on bank owned life insurance.

New account growth, ATM and interchange income as well as credit card and merchant service income were the primary contributors to non-interest income for the first nine months of 2018.

Noninterest Expense

Noninterest expense during the nine months increased 3% over 2017 due primarily to an increase in OREO related expenses, and higher data processing costs. We also experienced increased personnel costs with the transition of a new Chief Credit Officer due to the retirement of our former Chief Credit Officer as well as the addition to staff of a new Chief Risk Officer.

Non-interest expense increases slowed to 1% during the third quarter of 2018 with strong improvement in our efficiency ratio to 69.7% at September 30, 2018 vs. 73.2% in 2017. A return to normalized overhead and core operating costs are anticipated for the remainder of 2018 following our core conversion and related expenses in 2017.

Net Income

Net Income was up $415,000 to $1.3 million or 45% for the third quarter and up $1.4 million or 65% to $3.5 million for the nine months ended September 30, 2018.  Return on average assets amounted to 0.94% and return on average shareholders' equity was 10.04% for the third quarter of 2018, compared to 0.84% and 9.03% for the nine months ended September 30, 2018. Improved profitability was due to a combination of increased loan volume at higher interest rates, controlled deposit mix and non-interest expenses as well as a lower provision for loan losses through the third quarter.

Core earnings were up $385,000 or 28% for the third quarter and up $302,000 or 7% for the first nine months over similar periods in 2017.  Core earnings consist of pre-tax earnings less non-recurring income plus non-recurring expenses.

Loans

Total loans were $466 million at September 30, 2018, up $32 million or 7% from the third quarter of 2017 and up $22 million or 7% on an annualized basis for the nine months since December 31, 2017.  Loan growth was driven by commercial real estate, commercial and industrial lines and term loans, consumer lines and loans as well as private client loans.

Deposits

Core deposit growth for the first nine months ended September 30, 2018 was up 2% and 3% on an annualized basis since September 30, 2017.  Total deposits were $483 million, up $4.6 million over Q3 2017. Stable core deposits maintained thus far in 2018 were supported by continued growth in new banking relationships and a 14% increase in non-interest bearing deposits since 2017.  In addition, liquidity from stable core deposit growth resulted in a continued year over year reduction in our wholesale funding to less than 1% of total deposits. Significantly lower interest expense associated with wholesale funding will continue to reduce the costs of growing core deposits.

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Capital

Capital levels remained sound during Q3 2018 with total stockholders’ equity increasing $2.3 million through September 30, 2018 over the same period in 2017.  HomeTown Bank common equity tier 1 capital, total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios were 11.7%, 12.5%, 11.7% and 10.9%, respectively. All ratios continue to exceed the current regulatory standards for well-capitalized institutions.  Fully diluted book value per common share amounted to $8.98 at September 30, 2018 vs. $8.66 at September 30, 2017.

Credit Quality

Credit quality improved and remained sound through September 30, 2018 with a lower provision for loan losses of $371,000 thru Q3 2018 vs. $575,000 through Q3 2017. The reduced provision was a result of continued improvement in loan quality and a reduction in charge-offs.

Nonperforming Assets

OREO balances decreased $366,000 or 10% from Q3 2017. Non-performing assets, excluding performing restructured loans, amounted to 0.83% of total assets at September 30, 2018 vs. 0.77% at September 30, 2017.  Non-performing assets, including performing restructured loans, amounted to 1.51% of total assets at September 30, 2017 vs. 1.49% at September 30, 2018.

Past Due and Nonaccrual Loans

Past due accruing loans amounted to 0.41% at September 30, 2018 vs. 0.70% of total loans at Q3 2017. Nonaccruals were 0.31% of total loans at September 30, 2018 compared to 0.16% of total loans at September 30, 2017.

Allowance for Loan Losses

The allowance for loan losses totaled $3.95 million at September 30, 2018 compared to $3.71 million at September 30, 2017.  Provision for credit losses was $24,000 for the Q3 2018 quarter vs. $40,000 for Q3 2017 with an improvement in overall credit quality and lower charge-offs during the fiscal year.  Charge-offs amounted to a net recovery of $6,000 in Q3 of 2018 vs. net charge-offs of $34,000 in Q3 2017 with net charge-offs of $182,000 for the nine months ended September 30, 2018, down from $505,000 in 2017.

*  *  *

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.”  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties.  Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements.  Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, and competition, changes in the stock and bond markets and technology.  The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter ended September 30, 2018)

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HomeTown Bankshares Corporation
Consolidated Condensed Balance Sheets
September 30, 2018; December 31, 2017; and September 30, 2017

	September 30,	December 31,	September 30,
In Thousands	2018	2017	2017
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$18,126	$21,714	$34,755
Federal funds sold	193	180	132
Securities available for sale, at fair value	45,704	55,344	53,594
Restricted equity securities, at cost	2,359	2,371	2,371
Loans held for sale	1,378	1,587	1,013
Total loans	466,343	444,195	434,810
Allowance for loan losses	(3,947)	(3,758)	(3,706)
Net loans	462,396	440,437	431,104
Property and equipment, net	13,096	12,937	13,098
Other real estate owned, net	3,196	3,249	3,562
Other assets	12,293	12,434	11,818
Total assets	$558,741	$550,253	$551,447

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$121,598	$106,956	$110,249
Interest-bearing	361,899	370,364	368,695
Total deposits	483,497	477,320	478,944
Federal Home Loan Bank borrowings	10,728	11,028	11,361
Subordinated notes	7,277	7,254	7,247
Other borrowings	1,348	1,558	992
Other liabilities	2,921	2,201	2,225
Total liabilities	505,771	499,361	500,769

Stockholders’ Equity:
Common stock	28,836	28,777	28,776
Surplus	18,151	17,980	17,942
Retained surplus	6,798	3,767	3,363
Accumulated other comprehensive (loss) income	(1,158)	(141)	107
Total HomeTown Bankshares Corporation stockholders’ equity	52,627	50,383	50,188
Noncontrolling interest in consolidated subsidiary	343	509	490
Total stockholders’ equity	52,970	50,892	50,678
Total liabilities and stockholders’ equity	$558,741	$550,253	$551,447

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HomeTown Bankshares Corporation
Consolidated Condensed Statements of Income
For the Three and Nine Months Ended September 30, 2018 and 2017

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
In Thousands, Except Share and Per Share Data	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$5,344	$4,797	$15,374	$14,123
Taxable investment securities	262	244	824	744
Nontaxable investment securities	56	75	172	239
Other interest income	86	101	249	258
Total interest income	5,748	5,217	16,619	15,364
Interest expense:
Deposits	761	588	1,998	1,694
Subordinated notes	134	134	402	402
Other borrowed funds	85	58	243	171
Total interest expense	980	780	2,643	2,267
Net interest income	4,768	4,437	13,976	13,097
Provision for loan losses	24	40	371	575
Net interest income after provision for loan losses	4,744	4,397	13,605	12,522
Noninterest income:
Service charges on deposit accounts	139	120	419	415
ATM and interchange income	265	206	754	612
Mortgage banking	195	263	587	725
Gains on sales of investment securities	-	18	60	60
Income from life insurance benefit	-	-	642	-
Other income	165	150	478	675
Total noninterest income	764	757	2,940	2,487
Noninterest expense:
Salaries and employee benefits	2,113	2,099	6,465	6,153
Occupancy and equipment expense	416	391	1,253	1,245
Advertising and marketing expense	136	112	491	383
Professional fees	76	89	350	454
Losses on sales, write-downs of other real estate owned, net	2	-	160	380
Other real estate owned expense	44	28	249	66
Merger-related expense	65	-	65	-
Other expense	1,006	1,085	3,292	3,228
Total noninterest expense	3,858	3,804	12,325	11,909
Net income before income taxes	1,650	1,350	4,220	3,100
Income tax expense	308	413	687	930
Net income	1,342	937	3,533	2,170
Less net income attributable to non-controlling interest	10	20	38	54
Net income available to common stockholders	$1,332	$917	$3,495	$2,116
Basic earnings per common share	$0.23	$0.16	$0.60	$0.37
Diluted earnings per common share	$0.23	$0.16	$0.60	$0.37
Weighted average common shares outstanding	5,810,618	5,770,175	5,804,251	5,767,602
Diluted average common shares outstanding	5,861,082	5,794,777	5,854,715	5,792,204

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HomeTown Bankshares Corporation	Three	Three	Nine	Nine
Financial Highlights	Months	Months	Months	Months
In Thousands, Except Share and Per Share Data	Ended	Ended	Ended	Ended
	Sep 30	Sep 30	Sep 30	Sep 30
	2018	2017	2018	2017
PER SHARE INFORMATION	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Book value per share, basic	$9.06	$8.70	$9.06	$8.70
Book value per share, diluted	$8.98	$8.66	$8.98	$8.66
Earnings per share, basic	$0.23	$0.16	$0.60	$0.37
Earnings per share, diluted	$0.23	$0.16	$0.60	$0.37

PROFITABILITY
Return on average assets	0.94	0.67	0.84%	0.53%
Return on average shareholders' equity	10.04%	7.25%	9.03%	5.73%
Net interest margin	3.56%	3.46%	3.55%	3.48%
Efficiency	69.74%	73.24	72.86%	76.41%

BALANCE SHEET RATIOS
Total loans to deposits	96.5%	90.8%	96.5%	90.8%
Securities to total assets	8.60%	10.15%	8.60%	10.15%
Common equity tier 1 ratio BANK ONLY	11.7%	11.8%	11.7%	11.8%
Tier 1 capital ratio BANK ONLY	11.7%	11.8%	11.7%	11.8%
Total capital ratio BANK ONLY	12.5%	12.5%	12.5%	12.5%
Tier 1 leverage ratio BANK ONLY	10.9%	10.6%	10.9%	10.6%

ASSET QUALITY
Nonperforming assets to total assets	0.83%	0.77%	0.83%	0.77%
Nonperforming assets, including restructured loans, to total assets	1.51%	1.49%	1.51%	1.49%
Net charge-offs (recoveries) to average loans (annualized)	(0.01)%	0.03%	0.05%	0.16%

Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$1,454	$700	$1,454	$700
Other real estate owned	3,196	3,562	3,196	3,562
Total nonperforming assets, excluding performing restructured loans	4,650	4,262	4,650	4,262
Restructured loans, performing in accordance with their modified terms	3,796	3,930	3,796	3,930
Total nonperforming assets, including performing restructured loans	$8,446	$8,192	$8,446	$8,192

Allowance for loan losses: (in thousands)
Beginning balance	$3,917	$3,700	$3,758	$3,636
Provision for loan losses	24	40	371	575
Charge-offs	(23)	(37)	(247)	(563)
Recoveries	29	3	65	58
Ending balance	$3,947	$3,706	$3,947	$3,706

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